Resolution of the Board of Directors of Colombia Goldfields Ltd. November 8, 2007

RESOLVED that, pursuant to Article Seven of the Company’s Bylaws, Article IX of the Company’s Certificate of Incorporation and Section 109(a) of the Delaware General Corporation Law, Article Two, Section 7 of the Company’s Bylaws is hereby amended and restated in its entirety to read as follows:

Section 7. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of one third of the voting power of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business, except that where a separate vote by a class or series or classes or series is required, the holders of one third of the voting power of such class or series or classes or series issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum is not present or represented at any meeting of the shareholders, then either (i) the chairman of the meeting or (ii) the shareholders by the vote of the holders of a majority of the shares, present in person or represented by proxy, shall have power to adjourn the meeting from time to time without further notice of the adjourned meeting if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken.

When a quorum is present at any meeting, the vote of the holders of a majority of the shares present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the laws of the State of Delaware or of the Certificate of Incorporation or these Bylaws, a vote of a greater number or voting by classes is required, in which case such express provision shall govern and control the decision of the question.

If a quorum be initially present, the shareholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.